Exhibit 99.17

NEXTEL COMMUNICATIONS, INC.
(Parent Only)
SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT
Condensed Balance Sheets
As of December 31, 2004 and 2003

	2004	2003

		(as restated)
	(in millions)
ASSETS
Current assets
Cash and cash equivalents	$857	$457
Short-term investments	335	1,135
Other current assets	25	21

Total current assets	1,217	1,613
Due from subsidiaries (notes 2 and 5)	2,741	2,216
Investments in subsidiaries (note 2)	10,472	8,454
Property, plant and equipment, net	26	24
Deferred tax assets	805	128
Other assets	44	66

	$15,305	$12,501

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$394	$430
Long-term debt (note 3)	5,366	6,217
Other liabilities	29	17
Mandatorily redeemable preferred stock	108	99
Stockholders’ equity	9,408	5,738

	$15,305	$12,501

The accompanying notes are an integral part of the condensed financial statements.

NEXTEL COMMUNICATIONS, INC.
(Parent Only)
SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT (continued)
Condensed Statements of Operations and Comprehensive Income (Loss)
For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002

		(as restated)	(as restated)
	(in millions)
Operating expenses
Selling, general and administrative	$136	$140	$124
Restructuring and impairment charges	—	—	35
Depreciation and amortization	3	10	41

	139	150	200

Other income (expense)
Interest expense	(462)	(634)	(753)
Interest income	19	16	44
Intercompany income (note 4)	675	758	753
(Loss) gain on retirement of debt, net of debt conversion costs of $0, $0 and $160 (note 3)	(83)	(245)	354
Intercompany management fee (note 5)	109	140	124
Equity in net income (losses) of subsidiaries	2,392	1,626	(710)

	2,650	1,661	(188)

Income (loss) before income tax benefit	2,511	1,511	(388)
Income tax benefit	489	—	—

Net income (loss)	3,000	1,511	(388)
(Loss) gain on retirement of mandatorily redeemable preferred stock	—	(7)	485
Mandatorily redeemable preferred stock dividends and accretion	(9)	(58)	(211)

Income (loss) available to common stockholders	$2,991	$1,446	$(114)

Comprehensive income (loss), net of income tax
Net income (loss)	$3,000	$1,511	$(388)
Net unrealized gain (loss) on available-for-sale securities:
Unrealized holding gains (losses) arising during the period	158	172	(37)
Reclassification adjustment for loss included in net loss	—	—	(8)
Foreign currency translation adjustment	2	(4)	228
Cash flow hedge:
Reclassification of transition adjustment included in net income (loss)	—	4	8
Unrealized gain (loss) on cash flow hedge	—	23	(6)

Comprehensive income (loss)	$3,160	$1,706	$(203)

The accompanying notes are an integral part of the condensed financial statements.

NEXTEL COMMUNICATIONS, INC.
(Parent Only)
SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT
Condensed Statement of Cash Flows
For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002

		(as restated)	(as restated)
	(in millions)
Cash flows from operating activities
Net income (loss)	$3,000	$1,511	$(388)
Adjustment to reconcile net income (loss) to net cash used in operating activities	(3,438)	(1,940)	309

Net cash used in operating activities	(438)	(429)	(79)

Cash flows from investing activities
Purchases of short-term investments	(1,905)	(2,738)	(3,068)
Proceeds from maturities and sales of short-term investments	2,703	2,454	3,486
Other investments and advances from (to) affiliates	681	(784)	(780)
Cash dividend from subsidiary	196	2,604	—
Capital expenditures and other	(5)	(4)	—

Net cash provided by (used in) investing activities	1,670	1,532	(362)

Cash flows from financing activities
Issuance of debt securities	494	2,483	—
Purchase and retirement of debt securities and mandatorily redeemable preferred stock	(1,421)	(4,598)	(843)
Proceeds from exercise of stock options, warrants and other	236	689	35
Debt financing costs and other	(141)	(57)	(19)

Net cash used in financing activities	(832)	(1,483)	(827)

Net increase (decrease) in cash and cash equivalents	400	(380)	(1,268)
Cash and cash equivalents, beginning of period	457	837	2,105

Cash and cash equivalents, end of period	$857	$457	$837

The accompanying notes are an integral part of the condensed financial statements.

NEXTEL COMMUNICATIONS, INC.
(Parent only)
SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT
Notes to Condensed Financial Statements
      1. For accounting policies and other information, see the notes to the consolidated financial statements of Nextel Communications Inc. (parent) and subsidiaries, the company, included elsewhere herein. The parent accounts for its wholly owned subsidiaries under the equity method of accounting.
      2. In 1997 the parent entered into a tax sharing agreement with each of its wholly owned subsidiaries, pursuant to which the parties have agreed to share the Federal, state and local income tax liabilities incurred by the parties to the agreement under the parent’s consolidated returns. The parent has recorded an amount due from its subsidiaries associated with this tax sharing arrangement in the amount of $2,772 million in 2004 and $2,160 million in 2003.
      3. For the year ended December 31, 2004, the parent purchased and retired a total of $1,346 million in aggregate principal amount at maturity of our outstanding senior notes and convertible senior notes in exchange for $1,421 million in cash. Additionally, for the year ended December 31, 2004, the parent entered into several non-cash debt-for-debt exchange transactions with holders of its securities. As a result, the parent exchanged $1,032 million in principal amount of the 9.375% senior notes and $481 million in principal amount of our 9.5% senior notes for a total of $1,647 million in principal amount of new senior notes. The new senior notes consist of $918 million in principal amount of 6.875% senior notes issued at a $61 million discount to their principal amount, $592 million in principal amount of 5.95% senior notes issued at a $54 million discount to their principal amount, and $137 million in principal amount of 7.375% senior notes issued at an $11 million discount to their principal amount. These transactions were accounted for as debt modifications. As a result, the $17 million of the deferred premium resulting from the settlement of a fair value hedge associated with the 9.5% senior notes is now associated with the 5.95% and 6.875% senior notes and will be recognized as an adjustment to interest expense over the remaining life of the 5.95% and 6.875% senior notes. Additional information regarding the parent’s interest rate swaps and the related deferred premium can be found in note 8 to the consolidated financial statements.
      For the year ended December 31, 2003, the parent purchased and retired a total of $4,049 million in aggregate principal amount at maturity of its outstanding senior notes and convertible senior notes and $932 million in aggregate face amount of its outstanding mandatorily redeemable preferred stock in exchange for 30.6 million shares of class A common stock valued at $588 million and $4,598 million in cash. In addition, the parent issued a total of $2,500 million in principal amount of new senior notes, consisting of $500 million of 6.875% senior serial redeemable notes due 2013 and $2,000 million of 7.375% senior serial redeemable notes due 2015.
      See note 6 to the consolidated financial statements for additional information on the terms of the senior notes and the redeemable preferred stock, both of which are indebtedness of the parent.
      4. The parent allocated interest expense to its subsidiaries in the amount of $462 million in 2004, $634 million in 2003, and $753 million in 2002.
      5. The parent has an agreement with each of its wholly owned subsidiaries whereby the parent provides administrative services for each of its subsidiaries and charges the subsidiaries a fee based on the actual costs incurred in performing these administrative services.
      6. In certain limited circumstances, the parent’s operating subsidiaries have entered into executory agreements with third parties that require a parent company guarantee. These guarantees relate to certain equipment and facility leases and vendor/promotional arrangements and range in duration from two to ten years. In addition, the parent and substantially all of its operating subsidiaries are guarantors of the borrowings of one of its wholly owned subsidiaries under that subsidiary’s bank credit facility, which obligations are secured by liens on substantially all of the parent’s assets. As of December 31, 2004, these guarantees aggregated about $3.6 billion, of which about $3.2 billion related to the subsidiary’s bank credit facility. We believe that the likelihood of the parent having to make any payments under the guarantees is remote since our operating subsidiaries have been, and we believe they will continue to be, able to pay their obligations with cash flows from their operations or cash balances on hand. From time to time, we may enter into other agreements with third parties that require a parent company guarantee.
      7. Like other companies, the parent’s subsidiaries have reviewed their accounting practices with respect to leasing transactions. As more detailed in note 1 to the consolidated financial statements of Nextel Communications Inc. and subsidiaries, the subsidiaries have concluded that there was an error in their practices related to the determination of the lease term under certain of their leases that relate primarily to cell sites and that it was necessary to increase the lease term as defined in SFAS No. 13, “Accounting for Leases.” As these subsidiaries recognize rent expense on operating leases on a straight-line basis and because many of these leases contain escalating rent payments over the term of the lease, the impact of this change in lease term was to reduce the parent’s stockholders’ equity as of December 31, 2003 by approximately $92 million.
      Further, NII Holdings, Inc., in which a wholly owned subsidiary holds an equity interest, has advised the parent that it will restate certain financial results for the year ended December 31, 2003 and for the two months ended December 31, 2002. Because during the period November 2002 through October 2003, a subsidiary owned on average 33% of the common stock of NII Holdings, the parent has restated its consolidated statements of operations and comprehensive income for the years ended December 31, 2003 and 2002 to reflect its percentage share of this adjustment.
      The combined effect of these two items increased the parent’s losses on the line item “Equity in net income (losses) of subsidiaries” by $26 million for each years ended December 31, 2003 and December 31, 2002.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

	Balance at	Charged to		Charged to			Balance
	Beginning	Costs and		Other			at End of
	of Period	Expenses		Accounts		Deductions	Period

	(in millions)
Year Ended December 31, 2004
Allowance for doubtful accounts	$86	$130		$—		$(152)	$64

Reserve for inventory obsolescence	$6	$6		$—		$(1)	$11

Valuation allowance for deferred tax assets	$2,544	$—		$(340	)(1)	$(1,546)	$658

Year Ended December 31, 2003
Allowance for doubtful accounts	$127	$129		$—		$(170)	$86

Reserve for inventory obsolescence	$8	$2		$—		$(4)	$6

Valuation allowance for deferred tax assets	$3,075	$—		$—		$(531)	$2,544

Year Ended December 31, 2002
Allowance for doubtful accounts	$167	$334		$(9)		$(365)	$127

Reserve for inventory obsolescence	$17	$11		$(9)		$(11)	$8

Valuation allowance for deferred tax assets	$3,054	$766	(3)	$(711	)(2)	$(34)	$3,075

(1)	Represents the release of the valuation allowance primarily attributable to the tax benefit of stock option deductions.

(2)	In 2002, NII Holdings filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. As a result of NII Holdings’ bankruptcy filing, we deconsolidated NII Holdings in 2002 and deducted the December 31, 2001 amounts relating to NII Holdings in the “Charged to Other Accounts” column in 2002. Accordingly, our ending 2002 balances are not directly comparable to our ending 2001 and 2000 balances.

(3)	As a result of NII Holdings’ bankruptcy, we incurred a capital loss for tax purposes of $1,938 million, and accordingly we increased our valuation allowance by $766 million.